UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 23, 2008
Motorola, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois	60196
(Address of Principal Executive Offices)	(Zipcode)
(847) 576-5000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
On October 30, 2008, the Company announced certain cost-reduction initiatives, including planned workforce reductions. In the Company’s Form 10-Q filed on October 30, 2008, the Company disclosed the first set of specific plans related to these initiatives. This included the termination of approximately 1,500 employees, primarily in the Mobile Devices segment, and will result in pre-tax charges of $104 million in the fourth quarter of 2008. The Company also indicated that additional plans would be approved in the fourth quarter of 2008 in connection with the cost-reduction initiatives.
On December 23, 2008, the Company approved certain additional plans relating to these cost-reduction initiatives. These additional actions, plus other actions approved since October 30, 2008, relate to the termination of approximately 400 employees, resulting in additional pre-tax severance charges of approximately $25 million in the fourth quarter of 2008. These additional actions also include other exit-related activities, including the termination of leases and other contractual commitments and asset impairments, resulting in additional pre-tax charges of approximately $60 million in the fourth quarter of 2008.
Together with the actions announced in the Company’s Form 10-Q filed on October 30, 2008, these additional actions bring the total pre-tax charges in the fourth quarter of 2008 related to previously announced cost-reduction initiatives to approximately $189 million. Cash payments associated with these actions have occurred in the fourth quarter of 2008 and will occur in 2009. All of the Company’s business segments, as well as various corporate functions, are impacted by these plans.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Date: December 30, 2008	By:	/s/ Laurel Meissner
Laurel Meissner
Senior Vice President, Chief Accounting Officer